UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2012

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Baker Hill Center

On September 6, 2012, Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), through a wholly-owned subsidiary, purchased a grocery-anchored shopping center known as Baker Hill Center for approximately $21.6 million, exclusive of closing costs. The Company funded a portion of the purchase price through the assumption of existing mortgage indebtedness in the amount of approximately $12.0 million. The remainder of the purchase price was funded with proceeds of approximately $9.6 million from the Company’s ongoing public offering. Baker Hill Center contains 135,355 rentable square feet and is located on approximately 12.1 acres of land in Glen Ellyn, Illinois, a western suburb of Chicago. Baker Hill Center was originally constructed in 1998.

Baker Hill Center is approximately 98.2% leased to 23 tenants. The largest tenant at Baker Hill Center is a Dominick’s grocery store, which occupies approximately 53.5% of the rentable square feet at Baker Hill Center. The current aggregate annual effective rent for the tenants of Baker Hill Center is approximately $1.9 million and the current weighted-average remaining lease term for the tenants is approximately 4.9 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased rentable square feet, is approximately $14.41 per square foot.

Based on the current condition of Baker Hill Center, the Company does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes that Baker Hill Center is adequately insured.

Pennsylvania Escrow Break

On September 7, 2012, the Company broke escrow for Pennsylvania investors when sales under the Company’s ongoing public offering exceeded the minimum offering amount of $75.0 million. Pennsylvania investors may now purchase shares of the Company’s common stock in its public offering.

Press Release

On September 12, 2012, the Company issued a press release announcing its acquisition of Baker Hill Center.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated September 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: September 12, 2012	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	Press Release dated September 12, 2012